UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Small, Arthur Francis
   Private Bag
   Wellington,   6020
   New Zealand
2. Issuer Name and Ticker or Trading Symbol
   Wisconsin Central Transportation Corporation
   WCLX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |12/14/|P   | |3,000             |A  |13.75      |12,000             |D     |n/a                        |
                           |99    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Option - Right to Buy |21.75   |5/21/|J+  | |6,000      |A  |11/22|5/20/|Common Stock|6,000  |       |            |   |            |
                      |        |99   |    | |           |   |/99  |09   |            |       |       |            |   |            |
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Phantom Stock Units   |20.50   |5/20/|J*  | |732        |A  |See N|n/a  |Common Stock|732    |       |30,732      |D  |n/a         |
                      |        |99   |    | |           |   |ote  |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
+ Option issued under Director Stock Option Plan in transaction exempt under Rule 16b-3.
* Phantom Stock Units granted under 1999 Non-Employee Director Compensation Plan in transaction exempt under Rule 16b-3.
Note: The Phantom Stock Units will automatically be converted into the right to receive cash (payable in a lump-sum or on a deferred payment basis as elected by the Reporting Person on or prior to the date of grant) on the day after such person ceases to be a director of the Company.
SIGNATURE OF REPORTING PERSON
A. Francis Small
DATE
January 7, 2000